Filed Pursuant to Rule 433

Registration Statement No. 333-164611

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$750,000,000 1.600% Senior Notes due 2017

$350,000,000 3.000% Senior Notes due 2022

$500,000,000 4.400% Senior Notes due 2042

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Ratings (Moody’s/S&P)*:	Aa2/AA+ (Stable/Negative)
Trade Date:	May 8, 2012
Settlement Date:	May 15, 2012 (T+5)

1.600% Senior Notes due 2017

Principal Amount:	$750,000,000
Maturity Date:	May 15, 2017
Issue Price (Price to Public):	99.923%
Gross Spread:	32.5 bps
Proceeds to Issuer:	$746,985,000
Interest Rate:	1.600% per annum
Benchmark Treasury:	0.875% due April 30, 2017
Benchmark Treasury Yield:	0.766%
Spread to Benchmark Treasury:	85 bps
Yield to Maturity:	1.616%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 15 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BS9
ISIN:	US084664BS99

3.000% Senior Notes due 2022

Principal Amount:	$350,000,000
Maturity Date:	May 15, 2022
Issue Price (Price to Public):	99.231%
Gross Spread:	42.5 bps
Proceeds to Issuer:	$345,821,000
Interest Rate:	3.000% per annum

Benchmark Treasury:	2.000% due February 15, 2022
Benchmark Treasury Yield:	1.840%
Spread to Benchmark Treasury:	125 bps
Yield to Maturity:	3.090%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 20 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BT7
ISIN:	US084664BT72

4.400% Senior Notes due 2042

Principal Amount:	$500,000,000
Maturity Date:	May 15, 2042
Issue Price (Price to Public):	98.719%
Gross Spread:	75 bps
Proceeds to Issuer:	$489,845,000
Interest Rate:	4.400% per annum
Benchmark Treasury:	3.125% due November 15, 2041
Benchmark Treasury Yield:	3.028%
Spread to Benchmark Treasury:	145 bps
Yield to Maturity:	4.478%
Interest Payment Dates:	Each May 15 and November 15, commencing November 15, 2012
Make-Whole call:	At any time at Treasury plus 25 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664BU4
ISIN:	US084664BU46

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 326-5897.